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                                                                    Exhibit 23.1

                        Consent of Independent Auditors
                             And Report on Schedule

The Board of Directors
Blue Martini Software, Inc.:

   The audits referred to in our report dated February 29, 2000, except as to
Note 12, which is as of April 24, 2000, included the related financial statement schedule as of December 31, 1999, and for the period from June 5, 1998 (inception) to December 31, 1998, and for the year ended December 31, 1999 are included in the registration statement. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.

   We consent to the use of our reports included herein and to the references to our firm under the heading "Experts" and "Selected Financial Data" in the prospectus.

                                          /s/ KPMG LLP

Mountain View, California

July 20, 2000